UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2005

The First Marblehead Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0001-31825	04-3295311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                On August 9, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of The First Marblehead Corporation (the “Corporation”) approved the annual compensation of the Corporation’s non-employee directors for the fiscal year ending June 30, 2006 (“Fiscal 2006”).  In addition, a subcommittee of the Compensation Committee (the “Subcommittee”) approved the bonus eligibility of certain of the Corporation’s executive officers for Fiscal 2006 under the Corporation’s executive incentive compensation plan (the “Plan”).

                Director Compensation

                Annual Fees.  Each non-employee will receive an annual fee of $40,000 in connection with his service to the Corporation in Fiscal 2006.  Directors will not receive any additional meeting fees for attending meetings of the Board, although they will be reimbursed for their expenses in attending Board meetings.

                Option Grants.   Each non-employee director will be granted a nonstatutory stock option under the Corporation’s 2002 director stock plan (the “Director Plan”) to purchase 4,000 shares of the Corporation’s common stock on September 20 of each year, if on such date the non-employee director has served on the Board for at least 180 days.  In addition, any newly-elected director will be granted a nonstatutory stock option under the Director Plan to purchase 4,000 shares of the Corporation’s common stock on the date of his or her initial election to the Board.

                Options granted under the Director Plan will have an exercise price equal to the closing price of the Corporation’s common stock on the last trading day preceding the grant date.  The options, which will be fully vested upon grant, will terminate on the earlier of (i) 10 years after the date of grant and (ii) 90 days after the date on which the director ceases to serve on the Board.  In addition, non-employee directors are eligible for grants of equity awards under the Corporation’s other equity compensation plans.

                Fees for Committee Service and Other Service.  Each member of the Compensation Committee, and each member of  the audit committee of the Board (the “Audit Committee”), will receive meeting fees of $1,000 for each committee meeting attended in person or by telephone.  Each of the (i) chairman of the Audit Committee, (ii) the Lead Director of the Board and (iii) the chair of the Advisory Board of the Corporation will receive an additional annual fee of $50,000 in connection with their additional duties and responsibilities to the Corporation.

                Bonus Eligibility under Executive Incentive Compensation Plan

                The Subcommittee designated the following executive officers of the Corporation as “covered employees” under the Plan for Fiscal 2006 and determined that each such executive officer is eligible to receive an Annual Incentive Award (as defined in the Plan) for Fiscal 2006 up to the percentage of the incentive pool established under the Plan set forth opposite the executive officer’s name below:

Executive Officer	Maximum Percentage
Daniel Maxwell Meyers	50.00%
Steven E. Anbinder	6.25%
Peter B. Tarr	6.25%
Andrew J. Hawley	6.25%
John A. Hupalo	6.25%
Larry A. Lutz	6.25%
Donald R. Peck	6.25%

                The incentive pool under the Plan for Fiscal 2006 will be five percent of the Corporation’s Income from Operations (as defined in the Plan) for Fiscal 2006.  The incentive pool allocations above represent the maximum potential amount of the covered employee’s Annual Incentive Award for Fiscal 2006.  The actual amount of any Annual Incentive Award depends on the actual amount of Income from Operations.  If there is no Income from Operations for Fiscal 2006, no Annual Incentive Awards may be paid under the Plan for Fiscal 2006.  In addition, the Subcommittee has full discretion to adjust the individual incentive pool allocations downward, but not upward, in determining the actual amount of any Annual Incentive Awards.

                The Subcommittee consists entirely of “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”), and compensation paid pursuant to the Plan is intended to qualify as “performance-based” compensation for purposes of Section 162(m).  The Plan was approved by the Corporation’s stockholders at the annual meeting of stockholders held on November 18, 2004.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                On August 9, 2005, the Board elected Peter B. Tarr, General Counsel of the Corporation, as a director and Vice Chairman.  On June 10, 2005, the Corporation entered into a letter agreement (the “Offer Letter”) with Mr. Tarr relating to his appointment as general counsel of the Corporation.  The Offer Letter also provided that Mr. Tarr would be nominated for election as a director and Vice Chairman at the first meeting of the Board following commencement of his employment on July 11, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: August 15, 2005	By:	/s/ Donald R. Peck
Donald R. Peck Executive Vice President, Chief Financial Officer, Secretary and Treasurer